EXHIBIT 1

JOINT STATEMENT

PURSUANT TO RULE 13D-1(k)1

The undersigned acknowledge and agree that the foregoing statement on Schedule13G is filed on behalf of each of the undersigned and that all subsequent amendments to this statement on Schedule 13G shall be filed on behalf of each of the undersigned without the necessity of filing additional joint statements. The undersigned acknowledge that each shall be responsible for the timely filing of such amendments and for the completeness and accuracy of the information concerning him or it contained therein, but shall not be responsible for the completeness and accuracy of the information concerning the others, except to the extent that he or it knows or has reason to believe that such information is inaccurate.

Dated:  December 15, 2004

/s/ Erland Grimstad
Signature

Erland Grimstad, Executive Vice President Umoe Invest AS
Name/Title

/s/ Jens Ulltveit-Moe
Signature

Attention:	Intentional misstatements or omissions of fact constitute Federal criminal violations (See 18 U.S.C. 1001)